Exhibit 10.1

WALDEN FEDERAL SAVINGS AND LOAN ASSOCIATION
AMENDED AND RESTATED
CHANGE IN CONTROL AGREEMENT

This AMENDED AND RESTATED AGREEMENT (“Agreement”) is hereby entered into as of June 28, 2007, by and between WALDEN FEDERAL SAVINGS AND LOAN ASSOCIATION (the “Bank”), THOMAS F. GIBNEY (“Executive”), and HOMETOWN BANCORP, INC. (the “Company”), the holding company of the Bank, as guarantor.

WHEREAS, the Company, the Bank and the Executive entered into a Change in Control Agreement effective June 28, 2007; and

WHEREAS, Section 409A of the Internal Revenue Code (the “Code”), effective January 1, 2005, requires deferred compensation arrangements, including those set forth in change in control agreements, to comply with its provisions and restrictions and limitations on payments of deferred compensation; and

WHEREAS, the Final Treasury Regulations issued under Code Section 409A in April of 2007 necessitate changes to the original agreement; and

WHEREAS, the parties hereto desire to set forth the terms of the revised Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:

1.	Term of Agreement.

a.           The term of this Agreement shall be (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and ending on the date that is three (3) years after the Effective Date, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.  Notwithstanding anything in this Section 1 to the contrary, the term of the Agreement shall be fixed at one year as of the effective date of a Change in Control.

b.           Commencing on the first anniversary of the Effective Date and continuing each anniversary date thereafter, the Board of Directors of the Bank (the “Board of Directors”) may extend the term of this Agreement for an additional one (1) year period beyond the then effective expiration date, provided that Executive shall not have given at least sixty (60) days’ written notice of Executive’s desire that the term not be extended.

c.           Notwithstanding anything in this Section 1 to the contrary, this Agreement shall terminate (i) if Executive or the Bank terminates Executive’s employment prior to a Change in Control and (ii) on the first anniversary of the effective date of a Change in Control.

2.	Change in Control.

a.           Upon the occurrence of a Change in Control (as defined in Section 2c.) followed at any time during the remaining term of the Agreement by the Executive’s “Separation from Service,” as defined in Code Section 409A and the Treasury Regulations thereunder, in accordance with the terms of the Agreement, other than for Cause (as defined in Section 2d.), the provisions of Section 3 of the Agreement shall apply.

b.           Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment following the occurrence of an event constituting “Good Reason.”  “Good Reason” means, unless Executive has consented in writing thereto, the occurrence following a Change in Control of any of the following:

i.	A material reduction in Executive’s responsibilities or authority in connection with his employment with the Company or the Bank;

ii.	Assignment to Executive of duties of a non-executive nature or duties for which he is not reasonably equipped by his skills and experience;

iii.
A reduction in salary or benefits contrary to the terms of this Agreement, or, following a Change in Control as defined in Section 2c. of this Agreement, any reduction in salary or material reduction in benefits below the amounts to which Executive was entitled prior to the Change in Control;

iv.
Termination of incentive and benefit plans (other than the Bank’s tax-qualified plans), programs or arrangements, or reduction of Executive’s participation to such an extent as to materially reduce their aggregate value below their aggregate value as of the Effective Date;

v.	A relocation of Executive’s principal business office by more than thirty-five (35) miles from its current location; or

vi.	Liquidation or dissolution of the Company or the Bank.

Notwithstanding the foregoing, if the Company or the Bank reduces or eliminates the Executive’s benefits under one or more plans as part of a good faith, overall reduction or elimination of such benefits or plans, in a manner that does not discriminate against Executive (except as such discrimination may be necessary to comply with law), the Company’s or the Bank’s action shall not constitute Good Reason for termination or a material breach of this Agreement, provided that benefits of the same type or to the same general extent are not subsequently made available to other officers of the Company and the Bank, or any company that controls either of them, under a plan or program in which Executive is not entitled to participate.  Furthermore, the Executive must give written notice to the Bank within 90 days after the initial occurrence of an event giving rise to “Good Reason” (as defined above) and the Bank shall have 30 days to cure such condition.  If the condition is not cured during such period, the Executive must terminate employment no later than two years following the Good Reason condition.

c.           For purposes of this Agreement, a “Change in Control” shall be deemed to occur on the earliest of any of the following events:

i.
Merger:  The Company or the Bank merges into or consolidates with another corporation, or merges another corporation into the Company or the Bank, and as a result, less than a majority of the combined voting power of the resulting corporation immediately after the merger or consolidation is held by persons who were stockholders of the Company or the Bank immediately before the merger or consolidation.

ii.	Acquisition of Significant Share Ownership: There is filed, or required to be filed, a report on Schedule 13D or another form or schedule (other than Schedule

13G) required under Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, if the schedule discloses that the filing person or persons acting in concert has or have become the beneficial owner of 25% or more of a class of the Company’s voting securities, but this clause (b) shall not apply to beneficial ownership of Company voting shares held in a fiduciary capacity by an entity of which the Company directly or indirectly beneficially owns 50% or more of its outstanding voting securities.

iii.
Change in Board Composition:  During any period of two consecutive years, individuals who constitute the Company’s or the Bank’s Board of Directors at the beginning of the two-year period cease for any reason to constitute at least a majority of the Company’s or the Bank’s Board of Directors; provided, however, that for purposes of this clause (iii), each director who is first elected by the board (or first nominated by the board for election by the stockholders) by a vote of at least two-thirds (2/3) of the directors who were directors at the beginning of the two-year period shall be deemed to have also been a director at the beginning of such period; or

iv.	Sale of Assets: The Company or the Bank sells to a third party all or substantially all of its assets.

Notwithstanding anything in this Agreement to the contrary, in no event shall the reorganization of the Bank from the mutual holding company form of organization to the full stock holding company form of organization (including the elimination of the mutual holding company) constitute a “Change in Control” for purposes of this Agreement.

d.           Executive shall not have the right to receive termination benefits pursuant to Section 3 of this Agreement upon termination for Cause.  Termination for Cause shall mean termination of Executive’s employment because of Executive’s personal dishonesty, incompetence, willful misconduct, any breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of any law, rule, regulation (other than traffic violations or similar offenses), final cease and desist order, or any material breach of any provision of this Agreement.  Notwithstanding the foregoing, Executive shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to him a copy of a resolution duly adopted by the affirmative vote of a majority of the entire membership of the Board of Directors at a meeting of the Board of Directors called and held for the purpose of finding (after reasonable notice to Executive and an opportunity for him, together with counsel, to be heard before the Board of Directors), that Executive engaged in conduct justifying termination for Cause and specifying the particulars of such conduct in detail.  Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.  During the period beginning on the date of the Notice of Termination for Cause pursuant to Section 4 of this Agreement through the Date of Termination, stock options granted to Executive under any stock option plan shall not be exercisable, nor shall any unvested stock awards granted to Executive under any stock benefit plan of the Bank, the Company or any subsidiary or affiliate thereof, vest.  At the Date of Termination, such stock options and unvested stock awards shall become null and void and shall not be exercisable by or delivered to Executive at any time following his termination for Cause.

3.	Termination Benefits.

a.           If, on or after the effective date of a Change in Control, Executive’s employment is voluntarily (in accordance with Section 2b.) or involuntarily terminated (other than for Cause) during the remaining term of the Agreement, and provided that such termination of employment is a “Separation from Service” as defined in Code Section 409A and the regulations thereunder, Executive shall receive:

i.
a lump sum cash payment equal to three (3) times the Executive’s base salary as of the termination date.  Such payment shall be made not later than ten (10) calendar days following Executive’s termination of employment under this Section 3, unless Executive is a “Specified Employee” as defined in Code Section 409A and the regulations thereunder, in which case, solely to the extent necessary to avoid penalties under Code Section 409A, such payment shall be delayed until the first day of the seventh month following the Executive’s Separation from Service.

ii.
Continued benefit coverage under all group life insurance and non-taxable medical and dental insurance plans in which Executive participated as of the date of the Change in Control (collectively, the “Employee Benefit Plans”) for a period of thirty-six months following Executive’s termination of employment.  Said coverage shall be provided under the same terms and conditions in effect on the date of Executive’s termination of employment.  Solely for purposes of benefit continuation under the Employee Benefit Plans, Executive shall be deemed to be an active employee. To the extent that the Bank cannot provide any benefits required under this Section 3a. under the terms of the Employee Benefit Plans, the Bank shall enter into alternative arrangements that will provide Executive with coverage that is substantially similar to the coverage provided to Executive by the Bank prior to his termination of employment, subject to any applicable limitations of Code Section 409A.

b.           Notwithstanding any contrary provisions of this Section 3, in no event shall the aggregate payments or benefits to be made or afforded to Executive (the “Termination Benefits”) constitute an “excess parachute payment” under Section 280G of the  Code, and to avoid such a result, the Termination Benefits will be reduced, if necessary, to an amount that is one dollar ($1.00) less than three (3) times Executive’s “base amount,” as determined in accordance with said Section 280G of the Code.  The reduction shall be taken from the Executive’s cash severance payment.

4.	Notice of Termination.

a.           The Bank or Executive shall communicate any purported termination by means of a Notice of Termination to the other party(ies).  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment.

b.           “Date of Termination” shall mean the date specified in the Notice of Termination (which, in the case of a termination for Cause, shall not be less than thirty (30) days from the date such Notice of Termination is given).

5.	Source of Payments.

The Bank shall make in a timely manner all payments provided for under this Agreement in cash or check from its general funds.  The Company, however, unconditionally guarantees payment and the provision of all amounts and benefits due to Executive under this Agreement.  If the Bank does not timely pay or provide such amounts and benefits, the Company shall pay or provide such amounts and benefits.

6.           Effect on Prior Agreements and Existing Benefit Plans.

This Agreement contains the entire understanding between the parties and supersedes any prior agreement between the Bank or the Company and Executive, except that this Agreement shall not effectively reduce any benefit or compensation otherwise inuring to Executive.  No provision of this Agreement shall be interpreted to mean that Executive is subject to receiving fewer benefits than those available to him without reference to this Agreement.  Nothing in this Agreement shall confer upon Executive the right to continue in the employ of the Bank or the Company or shall impose on the Bank or the Company any obligation to retain Executive as an employee for any period.

7.           No Attachment.

a.           Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to do so shall be null, void and of no effect.

b.           This Agreement shall be binding upon, and inure to the benefit of, Executive, the Bank, the Company and their respective successors and assigns.

8.           Modification and Waiver.

a.           This Agreement may be modified or amended only by means of a written instrument signed by the parties.

b.           No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  No written waiver shall be deemed a continuing waiver unless specifically stated as such, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future or as to any act other than that specifically waived.

9.           Severability.

If all or part of any provision of this Agreement is held invalid for any reason, such invalidity shall not affect the validity of any other provision or part of this Agreement, and all other provisions and parts of this Agreement shall continue in full force and effect.

10.	Headings for Reference Only.

The headings of sections and paragraphs in this Agreement are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.  In addition, any references to the masculine shall apply to both the masculine and the feminine.

11.	Governing Law.

Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of New York, without regard to conflicts of law principles.

12.	Arbitration.

Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three arbitrators sitting in a location selected by Executive within fifty (50) miles from the location of the Bank’s home office in Walden, New York, in accordance with the rules of the American Arbitration Association then in effect.  Judgment may be entered on the arbitrator’s award in any court having jurisdiction; provided, however, that Executive shall be entitled to seek specific performance of his right to be paid until the Date of Termination during the pendency of any dispute or controversy arising under or in connection with this Agreement.

13.	Payment of Legal Fees.

All reasonable legal fees and expenses paid or incurred by Executive pursuant to any dispute or question of interpretation handled pursuant to Section 12 of this Agreement shall be paid or reimbursed by the Bank or the Company, but only if Executive is successful pursuant to the arbitration proceeding or a legal judgment or settlement.  Such payments or reimbursements shall be made in a cash lump sum no later than 2 ½ months after the end of the calendar year in which such expenses were incurred.

14.           Indemnification.

The Company or the Bank shall provide Executive (and Executive’s heirs, executors and administrators) with coverage under a standard directors’ and officers’ liability insurance policy and shall indemnify Executive (and Executive’s heirs, executors and administrators) to the fullest extent permitted under applicable law against all expenses and liabilities reasonably incurred in connection with or arising out of any action, suit or proceeding in which Executive may be involved by reason of acting outside the scope of his authority as a director or officer of the Company or the Bank (whether or not Executive continues to serve as a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs, attorneys’ fees and the costs of reasonable settlements. Such payments or reimbursements shall be made in a cash lump sum no later than 2 ½ months after the end of the calendar year in which such expenses were incurred.

15.           Successors to the Bank and the Company.

The Bank and the Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Bank’s and the Company’s obligations under this Agreement, in the same manner and to the same extent that the Bank and the Company would be required to perform if no such succession or assignment had taken place.

16.           Required Provisions.  In the event any of the foregoing provisions of this Section 16 are in conflict with the terms of this Agreement, this Section 16 shall prevail.

a.           The Bank’s board of directors may terminate Executive’s employment at any time, but any termination by the Bank, other than termination for Cause, shall not prejudice Executive’s right to compensation or other benefits under this Agreement.  Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

b.           If Executive is suspended from office and/or temporarily prohibited from participating in the conduct of the Bank’s affairs by a notice served under Section 8(e)(3) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(3) or (g)(1); the Bank’s obligations under this Agreement shall be suspended as of the date of service, unless stayed by appropriate proceedings.  If the charges in the notice are dismissed, the Bank may in its discretion:  (i) pay Executive all or part of the compensation withheld while its contract obligations were suspended; and (ii) reinstate (in whole or in part) any of the obligations which were suspended.

c.           If Executive is removed and/or permanently prohibited from participating in the conduct of the Bank’s affairs by an order issued under Section 8(e)(4) or 8(g)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1818(e)(4) or (g)(1), all obligations of the Bank under this Agreement shall terminate as of the effective date of the order, but vested rights of the contracting parties shall not be affected.

d.           If the Bank is in default as defined in Section 3(x)(1) of the Federal Deposit Insurance Act, 12 U.S.C. §1813(x)(1) all obligations of the Bank under this Agreement shall terminate as of the date of default, but this paragraph shall not affect any vested rights of the contracting parties.

e.           All obligations under this Agreement shall be terminated, except to the extent determined that continuation of the contract is necessary for the continued operation of the Bank:  (i) by the Director of the OTS (or his or her designee), at the time the Federal Deposit Insurance Corporation (FDIC) enters into an agreement to provide assistance to or on behalf of the Bank under the authority contained in Section 13(c) of the Federal Deposit Insurance Act, 12 U.S.C. §1823(c); or (ii) by the Director of the OTS (or his or her designee) at the time the Director (or his designee) approves a supervisory merger to resolve problems related to the operations of the Bank or when the Bank is determined by the Director to be in an unsafe or unsound condition.  Any rights of the parties that have already vested, however, shall not be affected by such action.

f.           Any payments made to Executive pursuant to this Agreement, or otherwise, are subject to and conditioned upon their compliance with 12 U.S.C. §1828(k) and FDIC regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

17.           Effect of Code Section 409A.  Notwithstanding anything in this agreement to the contrary, if the Bank in good faith determines, as of the effective date of Executive’s termination of employment, that an amount (or any portion of an amount) payable to Executive hereunder, is required to be suspended or delayed for six months in order to satisfy the requirements of Section 409A of the Code, then the Bank will so advise Executive, and any such payment (or the minimum amount thereof) shall be suspended and accrued for six months, whereupon such amount or portion thereof shall be paid to Executive in a lump sum (together with interest thereon at the then-prevailing prime rate) on the first day of the seventh month following the effective date of Executive’s termination of employment.

SIGNATURES

IN WITNESS WHEREOF, the parties hereto have executed this Agreement effective as of the date first set forth above.

WALDEN FEDERAL SAVINGS AND LOAN
ASSOCIATION

December 18, 2008	By:	/s/ Graham S. Jamison
Date		For the Entire Board of Directors

HOMETOWN BANCORP, INC.
(Guarantor)

December 18, 2008	By:	/s/ Graham S. Jamison
Date		For the Entire Board of Directors

EXECUTIVE

December 18, 2008		/s/ Thomas F. Gibney
Date		Thomas F. Gibney